Exhibit 4.1 DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934 Lake Area Corn Processors, LLC (the “Company”) has one class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended: The Class A Membership Units (the “Class A Units”). The following summary of the terms of the Membership Units of the Company is not meant to be complete and is qualified by reference to the relevant provisions of the South Dakota Uniform Limited Liability Company Act (the “South Dakota LLC Act”) and the complete text of the Company’s Amended and Restated Operating Agreement, as amended (the “Operating Agreement”). The Operating Agreement is exhibited to the Annual Report on Form 10-K, of which this Exhibit 4.1 is a part. Authorized Limited Liability Company Class A Units An unlimited number of Class A Units are authorized. The number of such Class A Units to be issued to any additional Member and any contribution for such Units shall be determined by the Board of Managers, who manage the Company (the “Board of Managers”). A Class A Member must always own at least 5,000 Class A Units or the Class A Units will be subject to redemption. Description of Class A Units Rights Attached to Units. Unless designated differently by the Board of Managers, each Class A Unit entitles the holder to (1) vote on certain matters of the company and (2) to allocations of income, gain, receipt, loss, deduction and credit and the right to distribution as provided in the Operating Agreement. Voting Rights. Each Class A Unit entitles its holder to one vote on the following matters: (i) the merger or consolidation of the Company with another business entity or the exchange of interests in the Company for interests in another company; (ii) the sale, lease, exchange or other disposition of substantially all of the Company’s assets; (iii) voluntary dissolution of the Company; (iv) the election and removal of individuals serving on the Board of Managers; and (v) any matters referred to a vote of the Members by the Board of Managers. However, any Class A Units owned by another limited liability company, corporation or other legal entity, the majority of which is owned or controlled by the Company, shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total Capital Units of a class at any given time. Amendment to Governing Documents. An amendment to the Operating Agreement of the Company is exclusively affected by an affirmative vote of the super majority (75%) of the disinterested Managers then sitting on the Board of Managers. Act of Members. 10% of the holders of Class A Units represented in person, by proxy or by written ballot shall constitute a quorum at a meeting of the Members. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of enough members to leave less than a quorum. The members may also take an action without a meeting by the written consent of the members holding the voting power required to take such action at a duly called meeting at which all members were present. Dividend Rights. The Class A Units do not have any dividend rights. Distribution Rights. Net Cash from the Operations for any fiscal year are distributed to the Members at least annually in an amount sufficient to reduce the Company’s cumulative Net Cash from Operations to $200,000, unless otherwise determined by a super majority (75%) vote of the Board of Managers. Further, Additional distributions, if any, may be made by the Board of Managers as determined by them, in their sole discretion. Distributions are made to Members ratably in proportion to their Ownership Percentages.

Rights Upon Liquidation. Upon the winding up of the Company or the occurrence of a liquidation, the assets of the Company will first be distributed to creditors (if any), including all fees due to the Members and Affiliates; second, to account for reasonable reserves, (if any), deemed necessary by the Board of Managers to provide for any contingent liabilities of the company; third, to the Members in proportion to the credit balances in their respective capital accounts. Redemption Rights. The Company has the right to redeem the Class A Units of any Member for the following reasons: (a) an attempt to dispose of Class A Units in a manner not in conformity with the Operating Agreement; (b) failure of a person who becomes a beneficial holder of Class A Units to comply with Section 4.1 of the Operating Agreement and become a Member of the Company within 12 months following the date that Person became a beneficial holder of the Capital Units; (c) failure of a “Person” (as defined in the Operating Agreement) who becomes the beneficial holder of less than 5,000 Capital Units to acquire the minimum investment requirement of 5,000 Units within 240 days of becoming a holder of less than 5,000 Units; (d) breach of a Member’s Corn Delivery Agreement and failure to cure the breach subsequent to giving written notice by the Company as provided therein; and (e) the Member becomes a Bankrupt Member and the Company is not liable to sell its Capital Units within 240 days through the “Capital Units Transfer System” (as defined in the Operating Agreement). Other Rights. Common Units have no subscription, conversion, or preemptive rights and have no sinking fund provision. Election of Managers. Managers are elected by a plurality of the votes cast by the Members voting in the election, with each Member having one vote per position and there is no cumulative voting. Trading of Units. There is no public trading market for the Class A Units. The Class A Units may only be transferred in accordance with the Capital Units Transfer System, which provides for transfers by gift to family members, upon death, and through a qualified matching service, subject to approval by the Board of Managers. The qualified matching service is operated through Variable Investment Advisors, Inc., a registered broker-dealer based in Sioux Falls, South Dakota. Variable Investment Advisor's Alternative Trading System may be accessed at www.agstocktrade.com. The matching service consists of an electronic bulletin board that provides information to prospective sellers and buyers of the Class A Units. The Company does not receive any compensation relating to the matching service. The Company has no role in effecting the transactions beyond approval, as required under the Operating Agreement, and the issuance of new certificates. So long as the Company remains a publicly reporting company, information about the Company will be publicly available through the SEC's filing system. Transfer Restrictions. Restrictions on transfers are governed by Article 4 of the Operating Agreement which describes the Company’s Capital Units Transfer System. The Capital Units Transfer System provides for transfers by gift to family members, upon death, and through a qualified matching service, subject to approval by the Board of Managers. Further, the Class A Units can be transferred through the qualified matching service operated through Variable Investment Advisors, Inc.